EXHIBIT 23.4

FELDMAN FINANCIAL ADVISORS, INC.
1725 K Street, NW - Suite 205 Washington, DC 20006 202-467-6862 - (Fax) 202-467-6963

March 23, 2005

Board of Directors
Heritage Financial Group
310 West Oglethorpe Boulevard
Albany, Georgia 31701

Members of the Board:

We hereby consent to the use of our firm's name in the Application for Approval of a Minority Stock Issuance by a Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2, and amendments thereto, filed by Heritage Financial Group with the Office of Thrift Supervision. We also consent to the use of our firm's name in the Registration Statement, and amendments thereto, filed by Heritage Financial Group with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Appraisal Report in such filings and amendments, including the Prospectus of Heritage Financial Group.

We further consent to reference in the aforementioned filings and amendments the summary of our opinion as to the value of subscription rights granted by Heritage Financial Group pursuant to its Stock Issuance Plan.

Sincerely,

/s/Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.